Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Kelly Services, Inc. of our report dated February 13, 2020 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Kelly Services, Inc.’s Annual Report on Form 10-K for the year ended December 29, 2019. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Detroit, Michigan
August 6, 2020